UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

LUNA INNOVATIONS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-52008	54-1560050
(Commission File No.)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 540-769-8400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) & (d)

On February 28, 2012, Richard W. Roedel, chairman of the board of directors (the “Board”) of Luna Innovations Incorporated (the “Company”) and My E. Chung, the Company’s president, chief executive officer and a director, exchanged classes of directorships to which they are appointed. For that purpose, on that date, Mr. Roedel resigned as a Class III director of the Company and Mr. Chung resigned as a Class I director of the Company. Immediately effective on their resignations, the Board reappointed Mr. Roedel to the Board to serve as a Class I director until the 2013 annual meeting of stockholders and until his successor has been duly elected and qualified, and the Board reappointed Mr. Chung to the Board to serve as a Class III director until the 2012 annual meeting of stockholders and until his successor has been duly elected and qualified. Mr. Roedel continues to serve as the Company’s nonexecutive chairman, as the chairman of the Nominating and Governance Committee of the Board, and as a member of the Compensation Committee.

Mr. Roedel’s previous term was scheduled to expire at the 2012 annual meeting of stockholders, and Mr. Roedel had expressed to the Board an inability to commit to serving another full three-year term if reelected. The Board determined that it was in the best interests of the Company for Mr. Roedel to continue his leadership for at least another year, with which he agreed. The exchanging of classes between Messrs. Roedel and Chung, therefore, allows the Board to retain the leadership of Mr. Roedel for one additional year. The exchange also means that Mr. Chung will be nominated for reelection to a three-year term at the 2012 annual meeting of stockholders, reflecting the confidence the Board has in Mr. Chung.

Additional information about Mr. Roedel is set forth in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 18, 2011. Additional information about Mr. Chung is set forth in the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2011. As a non-employee director, Mr. Roedel will continue to be compensated in accordance with the Company’s non-employee director compensation policy, as described in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 18, 2011. As an executive officer of the Company, Mr. Chung does not receive any additional compensation in his capacity as a director of the Company.

(e)

On February 28, 2012, the Compensation Committee of the Board (the “Compensation Committee”) approved compensation arrangements for the Company’s named executive officers for the year ending December 31, 2012, including a senior management incentive compensation plan and the grant of stock option awards, all as described below.

Senior Management Incentive Compensation Plan

The Compensation Committee adopted an incentive compensation plan for the Company’s senior management, including without limitation My E. Chung, the Company’s Chief Executive Officer, Dale E. Messick, the Company’s Chief Financial Officer, Scott A. Graeff, the Company’s Chief Commercialization Officer and Mark E. Froggatt, the Company’s Chief Technology Officer (collectively, the “Named Executive Officers”), for the year ending December 31, 2012 (the “Incentive Compensation Plan”). The Incentive Compensation Plan, as applied to the Named Executive Officers, is designed to award those officers for achieving certain corporate financial and qualitative objectives. Pursuant to the Incentive Compensation Plan, the Compensation Committee set the target cash bonus payout for each of the Named Executive Officers at 50% of such officer’s base salary as of December 31, 2012, with the maximum payout equal to 75% of such officer’s base salary as of December 31, 2012.

Bonuses will only be payable under the Incentive Compensation Plan if the Company achieves net income or a net loss of less than a specified amount, in each case determined without regard to dividends payable on the Company’s Series A Preferred Stock (the “Threshold Goal”). If the Threshold Goal is achieved, bonuses will be awarded based upon the level of achievement of the Company’s earnings for 2012, its revenue growth and the achievement of the qualitative objectives. For each of the corporate financial metrics, the Incentive Compensation Plan provides a component weighting and achievement levels specified as a minimum, target and maximum. For performance values falling between the minimum and target values or between the target and maximum values, award amounts will be interpolated on a pro-rata basis.

Amounts earned under the Incentive Compensation Plan for the 2012 plan year, if any, would be paid following approval by the Compensation Committee and the audit of the Company’s financial statements for the 2012 year.

The foregoing description of the Incentive Compensation Plan is not complete and is qualified in its entirety by reference to the Incentive Compensation Plan, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2012.

Stock Option Awards

The Compensation Committee granted stock options to the Named Executive Officers in the following amounts with a grant date of February 28, 2012:

Name	Shares Subject to Option
My E. Chung	138,125
Mark E. Froggatt	34,531
Scott A. Graeff	34,531
Dale E. Messick	34,531

Each option has an exercise price of $1.68 per share, the closing price of the Company’s common stock on the date of grant, and vests in 48 monthly installments from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2012	LUNA INNOVATIONS INCORPORATED

	By:	/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President and General Counsel

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